                                                                   EXHIBIT 10.17
                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

          AGREEMENT dated as of December 10, 2004 between THOMAS RENDE, residing at 432 China Road, Sayville, New York 11782 ("Executive"), and MOVIE STAR, INC.,
a New York corporation having its principal office at 1115 Broadway, New York,
New York 10010 ("Company").

          WHEREAS, Executive has been an employee of the Company since 1989; and

          WHEREAS, the Company and Executive desire to evidence the terms and conditions of Executive's continued employment in writing and to provide for the employment of Executive by the Company on the terms set forth herein;

          IT IS AGREED:

1.   Employment, Duties and Acceptance.

     1.1. General. During the Term (as defined herein), the Company shall employ
Executive as its Chief Financial Officer ("CFO"). All of Executive's powers and authority in any capacity shall at all times be subject to the direction and control of the Company's Board of Directors, its Chief Executive Officer and
Chief Operating Officer. Executive shall report directly to the Chief Executive
Officer of the Company. The Board, Chief Executive Officer or Chief Operating
Officer may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the
Company, including serving as a director, as are consistent with Executive's status as CFO. The Company and Executive acknowledge that Executive's primary functions and duties as CFO shall be to manage and supervise the financial operations of the Company's business.

     1.2. Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive's duties hereunder or violate the provisions of Section 6.4 hereof.

     1.3. Location. Executive shall be located in the New York City metropolitan area. Executive shall undertake such travel, within or outside the United
States, as is reasonably necessary in the interests of the Company.

2.   Compensation and Benefits.

     2.1. Salary. The Company shall pay to Executive a salary ("Base Salary") at the annual rate of $210,000 from December 1, 2004 until November 30, 2005 and at the annual rate of $220,000 from December 1, 2005 until November 30, 2006.
Executive's compensation shall be paid in equal, periodic installments in accordance with the Company's normal payroll procedures. This initial level of
Base Salary represents an increase of $45,000 from Executive's current salary.
In order to provide retroactive effect of this increase back to July 1, 2004
(the commencement of the Company's current fiscal year), the Company shall pay
Executive the sum of $18,750 at the end of the first complete payroll period following the execution of this Agreement.

     2.2. Bonus. In addition to Base Salary, for the fiscal year ending June 30,
2005, Executive shall be paid a bonus ("Bonus") in accordance with the terms of the Company's senior executive incentive compensation pool as adopted by the
Compensation Committee of the Board of Directors in September 1998 ("1998
Incentive Plan"), in an amount equal to one percent (1.0%) of the Company's net income before taxes and before calculation of all bonuses under the 1998
Incentive Plan for such fiscal year ("Net Income") in excess of $1,200,000 and up to $3,200,000, and equal to 1.25 percent (1.25%) of Net Income in excess of
$3,200,000 ("Net Income Percentage Amount"). For the fiscal year ending June 30,
2006, Executive shall be paid a Bonus in accordance with the terms of a plan intended to be adopted by the Company's Compensation Committee prior to July 31,
2005 ("New Incentive Plan"); provided, however, that if the Compensation
Committee does not adopt the New Incentive Plan on or prior to July 31, 2005, then Executive's Bonus for the fiscal year ending June 30, 2006 shall be paid in accordance with the terms of the 1998 Incentive Plan in an amount equal to the
Net Income Percentage Amount.

     2.3. Options.

          (a) As additional compensation for Executive entering into this
Agreement and agreeing to be bound by its terms and for the services to be rendered by Executive hereunder, the Company hereby grants to Executive a ten-year option ("Option") to purchase 75,000 shares of Common Stock under the
Company's 1988 Stock Option Plan ("Plan").

          (b) The Option shall be evidenced by a Stock Option Agreement, dated the date of this Agreement, in the form attached hereto as EXHIBIT A. The Option shall not be an incentive option and shall have an exercise price equal to the last sale price of a share of Common Stock on the date of grant of the Option.
Except as otherwise provided in the Stock Option Agreement, the Option will vest in five equal annual installments commencing on the first anniversary of the date of grant of such Option and shall expire on the day immediately preceding the tenth anniversary of the date of grant of such Option.

     2.4. Benefits. The Company will, at its own cost and expense, maintain (i)
a disability insurance policy which will provide a non-taxable benefit of at least $7,500 per month payable to Executive until Executive attains the age of
64 and which will be owned by Executive; provided, however, that Executive hereby acknowledges that the cost of premiums for such disability insurance policy will be considered taxable income for Executive in the year paid by the

Company and will be reported by the Company to the Internal Revenue Service as taxable income and (ii) such group medical insurance covering Executive and
Executive's dependent family members and such other benefits as are generally afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions. Provided that (a) Executive is still employed by the Company on the date he attains age 62 and Executive thereafter retires from such employment and (b) the Company's Retired Senior Executive
Medical Plan is in effect at the time of Executive's retirement, Executive shall be entitled to participate in the Company's Retired Senior Executive Medical
Plan in accordance with all of the terms and conditions thereof and contained in the letter from David M. Hogan to Thomas Rende dated August 2, 1999 (copies of which are annexed hereto as EXHIBIT B), except that no further approval of the
Compensation Committee of the Board of Directors shall be necessary for such participation. The provisions contained in the foregoing sentence shall survive termination of this Agreement as long as Executive remains employed by the
Company.

     2.5. Vacation. Executive shall be entitled to four weeks of paid vacation during each calendar year and to a reasonable number of other days off for religious and personal reasons.

     2.6. Automobile. The Company shall provide Executive with a suitable automobile for business use and shall pay for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance. The
Company shall not be required to expend more than $600 per month during the Term for the costs of leasing or purchasing such automobile (or, since Executive resides in the State of New York where leasing is not available, the comparable quasi-lease arrangement (e.g., "smart-buy")). The costs associated with
Executive's automobile shall be considered taxable income to Executive, except to the extent that it is documented to have been used by him for business purposes.

     2.7. Expenses. The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.   Term. The term of Executive's employment hereunder has commenced as of
December 1, 2004 and shall continue until November 30, 2006 ("Term"), unless sooner terminated as herein provided.

4.   Termination.

     4.1. Death. If Executive dies during the term of this Agreement,
Executive's employment hereunder shall terminate and the Company shall pay to
Executive's estate the amount set forth in Section 4.6(a).

     4.2. Disability. The Company, by written notice to Executive, may terminate
Executive's employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for one hundred and eighty (180) consecutive calendar days in any consecutive twelve calendar month period. Upon such termination, the Company shall pay to
Executive the amount set forth in Section 4.6(b).

     4.3. By Company for "Cause". The Company, by written notice to Executive, may terminate Executive's employment hereunder for "Cause." As used herein,
"Cause" shall mean: (a) the refusal, or failure resulting from the lack of good faith efforts, by Executive to carry out specific directions of the Board, the
Chief Executive Officer or the Chief Operating Officer which are of a material nature and consistent with his status as CFO, or the refusal, or failure resulting from the lack of good faith efforts, by Executive to perform a material part of Executive's duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the
Company or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean Executive knowingly making a material misstatement or omission, or knowingly committing a material improper act, for his personal benefit); or (d)
the conviction of Executive of any crime involving an act of moral turpitude.
Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the
"Cause" with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "Cause;" provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for "Cause" without any additional notice from the Company. Upon such termination, the Company shall pay to executive the amount set forth in
Section 4.6(c).

     4.4. By Employee for "Good Reason". The Executive, by written notice to the
Company, may terminate Executive's employment hereunder if a "Good Reason"
exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent: (a) a substantial and material breach of this Agreement by the
Company; (b) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (c) a material and adverse change in Executive's compensation and benefits described in Section 2 of this Agreement with which Executive disagrees. Notwithstanding the foregoing, "Good Reason" shall not be deemed to exist with respect to the Company's acts described in clauses (a), (b) or (c)
above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30)
calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or
(c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).

     4.5. By Company Without "Cause". The Company may terminate Executive's employment hereunder without "Cause". Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).

     4.6. Compensation Upon Termination.

          (a) Payment Upon Death. In the event that Executive's employment is terminated pursuant to Section 4.1, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 2.1 hereof through the date of termination, (ii) any Bonus which would have become payable under Section 2.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of "full calendar months" worked by Executive during the year of termination and the denominator of which is 12 (a "full calendar month"
is a month in which the Executive worked at least two weeks), which Bonus will be calculated and paid after the Company's fiscal year end and in accordance with the Company's customary procedures, (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination, (iv)
all valid expense reimbursements and (v) all accrued but unused vacation pay.

          (b) Payment Upon Disability. In the event that Executive's employment is terminated pursuant to Section 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 2.1 hereof through the date of termination, (ii) any Bonus which would have become payable under Section 2.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of "full calendar months" worked by Executive during the year of termination and the denominator of which is 12 (a "full calendar month"
is a month in which the Executive worked at least two weeks), which Bonus will be calculated and paid after the Company's fiscal year end and in accordance with the Company's customary procedures, (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination, (iv)
all valid expense reimbursements; (v) all accrued but unused vacation pay; and
(vi) medical coverage at the Company's expense through the date of termination.

          (c) Payment Upon Termination by the Company For "Cause". If the
Company terminates Executive's employment hereunder pursuant to Section 4.3, the
Company shall have no further obligations to the Executive hereunder, except the
Company shall pay to Executive his Base Salary, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.

          (d) Payment Upon Termination by Company Without Cause, by Executive
for "Good Reason" or Following Expiration of Term. In the event that Executive's employment is terminated pursuant to Section 4.4 or 4.5, or if the Company does not continue Executive's employment at the end of the Term and thereafter, upon terms substantially similar to the terms of this Agreement (excluding the option grant provided for in Section 2.3 and excluding the commitment to offer employment for a specified term), the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to
Section 2.1 hereof through the end of the Term; (ii) any Bonus which would have become payable under Section 2.2 through the end of the Term; (iii) all earned and previously approved but unpaid Bonuses; (iv) all valid expense reimbursements; (v) all accrued but unused vacation pay; (vi) the sum of
$200,000.00, which shall be paid in accordance with the Company's normal payroll procedures in equal weekly installments for one year commencing on either (a)
the last

day of the Term if Executive's employment is terminated during the Term or (b)
the date of termination if Executive's employment is terminated at any time after the end of the Term; (vii) the benefits set forth in Sections 2.4 and 2.6 through the end of the Term; and (viii) medical coverage at the Company's expense for one year commencing on either (a) the last day of the Term if
Executive's employment is terminated during the Term or (b) the date of termination if Executive's employment is terminated at any time after the end of the Term; provided, however, that Executive's medical coverage shall terminate upon the Executive becoming covered under a similar program by reason of employment elsewhere.

     4.7. Resignation as Director Upon Termination. If Executive's employment hereunder is terminated for any reason, then Executive shall, at the Company's request, resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination.

5.   Executive Indemnity. The Company agrees to indemnify Executive and hold
Executive harmless against all costs, expenses (including, without limitation, reasonable attorneys' fees) and liabilities (other than settlements to which the
Company does not consent, which consent shall not be unreasonably withheld)
(collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving
Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company;
provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a
"conflict of interest" in representing both the Company and Executive. The
Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

6.   Protection of Confidential Information; Non-Competition.

     6.1. Acknowledgement. Executive acknowledges that:

          (a) As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Section 6 as the "Company"), including, without limitation, financial information, designs and other proprietary rights, trade secrets and
"know-how," customers and sources ("Confidential Information").

          (b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should divulge Confidential Information.

          (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

     6.2. Confidentiality. Executive agrees that he will not at any time, either during the Term or thereafter, divulge to any person or entity any Confidential
Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process.
If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than two (2) business days after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the
Company to defend against the enforcement of such subpoena, court order or other government process and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

     6.3. Documents. Upon termination of his employment with the Company,
Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Company.

     6.4. Non-Solicitation. During the period commencing on the date hereof and ending on the date which is one year after the date upon which Executive's employment hereunder is terminated, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company at any time within 180 days prior to the termination of Executive's employment; or (ii) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company, any of its customers or other persons with whom the Company has a contractual relationship.

     6.5. Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 6.2, 6.3 or 6.4, the
Company shall have the right and remedy to seek to have the provisions of this
Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and

that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 6.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

     6.6. Modification. If any provision of this Section 6 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

     6.7. Survival. The provisions of this Section 6, and the provisions of
Section 4.6(d) shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without "Cause", or if Executive terminates this Agreement with "Good Reason," in either of which events, Section 6.4 shall be null and void and of no further force or effect.

7.   Miscellaneous Provisions.

     7.1. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

                                    If to Executive:

                                    Mr. Thomas Rende
                                    432 China Road
                                    Sayville, New York 11782

                                    If to the Company:

                                    Movie Star, Inc.
                                    1155 Broadway
                                    New York, New York 10010
                                    Attn: Melvyn Knigin

                                    With a copy in either case to:

                                    Graubard Miller
                                    600 Third Avenue
                                    New York, New York 10016
                                    Attn: Peter M. Ziemba, Esq.
                                    Fax No.: (212) 818-8881

     7.2. Entire Agreement; Waiver. This Agreement and the Stock Option
Agreement executed simultaneously herewith set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this
Agreement or the Stock Option Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

     7.3. Governing Law. All questions with respect to the construction of this
Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

     7.4. Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This
Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

     7.5. Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this
Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       /s/ Thomas Rende
                                       ----------------
                                       THOMAS RENDE

                                       MOVIE STAR, INC.

                                       /s/ Melvyn Knigin
                                       -----------------
                                       By: Melvyn Knigin
                                           President and Chief Executive Officer

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